Exhibit 99.1

News Release

One Centerpointe Drive, Ste. 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For immediate release: January 8, 2024	Contact:	Jack Isselmann, Public Relations
Justin Roberts, Investor Relations
Ph: (503) 684-7000

Greenbrier Announces Organizational Changes

All business operations organized by markets in The Americas and Europe supporting strategic goals

Adrian Downes to step down as Chief Financial Officer; National search commences for next CFO

Succession plan completed for Chief Legal Officer

Lake Oswego, Oregon, January 8, 2024 – The Greenbrier Companies, Inc. (NYSE:GBX) today announced a new business operations organizational structure supporting its “Better Together” business strategy, unveiled at its April 2023 Investor Day. The streamlined organization is designed to drive organizational effectiveness, improve efficiency, leverage best practices and improve customer experience to drive greater shareholder value. The company also announced planned changes in the Chief Financial Officer (CFO) role and the completion of a succession plan for the leadership of its Legal function.

Lorie Tekorius, CEO and President said, “Since Greenbrier’s formation in the 1980s, we have grown to lead in all markets where we operate. Now is the time to leverage the benefits of scale and standardization. The changes being announced today will bring greater focus and accountability to our operating units while driving efficiency in our enabling functions. To advance to Greenbrier’s next growth phase, we must continue collaborating and working Better Together as a unified organization.”

Greenbrier’s structure now frames its operating activities in two distinct geographies: The Americas and Europe. Brian Comstock, a 26-year Greenbrier veteran with more than four decades of railway industry experience, assumes responsibility for all operations in The Americas, which includes the United States, Mexico, Canada and Brazil. William Glenn, who has spent more than 20 years at Greenbrier in various roles, assumes responsibility for all operations in Europe. Greenbrier’s Board of Directors has appointed Comstock as Executive Vice President & President, The Americas and Glenn as Senior Vice President & President, Europe. Both Comstock and Glenn continue to report to Tekorius.

“I am confident changes in our business operations will support progress on our strategic priorities and Greenbrier will continue to excel as we simplify our structure. These changes are intended to support and empower Greenbrier employees across the organization. The new organizational design of our business operations provides the right platform for the next phase of our growth and to deliver value for all Greenbrier stakeholders, especially our employees, customers and shareholders,” Tekorius said.

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Greenbrier Announces Organizational Changes (Cont.)	Page 2

In addition to Greenbrier’s new business operations framework, Adrian Downes will step down as CFO on or about March 31, 2024. Downes continues as Greenbrier’s Principal Financial Officer until he transitions to serve the company as a senior advisor to the CEO through March 2025. Greenbrier has begun a national search for its next CFO.

“Among his many contributions, Adrian took actions critical to strengthening our balance sheet, helped Greenbrier’s expanding global operations platform integrate with accounting and finance, and aided the development of our long-term strategic plan. We appreciate Adrian’s dedication and service,” Tekorius said.

On January 4, Greenbrier’s Board appointed Christian Lucky as Senior Vice President, Chief Legal & Compliance Officer (CLO/CCO), reporting to Tekorius. Lucky’s appointment completed a planned succession from Martin Baker, who served as CLO/CCO since 2008. Baker now serves as Senior Vice President, reporting to Tekorius.

Tekorius concluded, “Over 16 years of service, Martin modernized Greenbrier’s legal function. Under his leadership, our legal team helped Greenbrier adapt and respond to the challenges of rapid growth. Christian possesses the right background and experience to lead Greenbrier’s newly-formed Legal and Administration team to address our future needs.”

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our maintenance services business unit. Greenbrier owns a lease fleet of approximately 14,100 railcars that originate primarily from Greenbrier’s manufacturing operations. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and other railcar owners in North America. Learn more about Greenbrier at www.gbrx.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including statements that are not purely statements of historical fact. Greenbrier uses words, and variations of words, such as “advance,” “anticipated,” “confident,” “create,” “continue,” “drive,” “future,” “improvement,” “increase,” “initiative,” “position,” “progress,” “provided,” “strategy,” “target,” “will,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following: an economic downturn or economic uncertainty; shortages of skilled labor, increased labor costs, or a failure to maintain good relations with our workforce; price volatility for supplies to our business as well as goods and services in our industry; mismatch of supply and demand, interruptions of supply lines, inefficient or overloaded logistics platforms, among other factors which may cause the markets for the inputs to our business to fail to operate effectively or efficiently, and material disruption of rail traffic or material delay in the movement of our products to customer delivery points. More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K and subsequent reports on Form 10-Q. Except as otherwise required by law, the Company assumes no obligation and does not intend to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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